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                                                                   Exhibit 99

                 [PIONEER-STANDARD ELECTRONICS, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE

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
INVESTMENT COMMUNITY CONTACT:                MEDIA CONTACTS:
James L. Bayman, Chairman and                Robert J. Bailey
    Chief Executive Officer                  Vice President, Marketing-Computer Products
Pioneer-Standard Electronics, Inc.           Pioneer-Standard Electronics, Inc.
216/587-3600                                 440/498-6960

News Release No:       98-11                 Peter J. Coleman
Release Date:          April 1, 1998         Vice President, North American Sales
                                                 Computer Systems and Services
                                             Pioneer-Standard Electronics, Inc.
                                             301/921-3974

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   PIONEER-STANDARD ELECTRONICS COMPLETES ACQUISITION OF DICKENS DATA SYSTEMS;
                   BECOMES LEADER IN IBM PRODUCT DISTRIBUTION

CLEVELAND, Ohio (April 1, 1998) -- Pioneer-Standard Electronics, Inc. (Nasdaq:
PIOS) announced today that it has completed its previously announced acquisition of Dickens Data Systems.

"Pioneer is extremely pleased with the positive response of our shareholders and customers, as well as Dickens Data Systems' customers and the broader marketplace," said James L. Bayman, Pioneer-Standard chairman and chief executive officer. "Dickens Data Systems is an excellent operational fit for our computer systems business and further underscores Pioneer's strategic commitment to accelerate growth in selected markets worldwide. We expect this acquisition to significantly contribute to Pioneer's overall results in fiscal 1999 and beyond."

Based in Roswell, Georgia, Dickens Data Systems is one of the largest North American distributors of IBM mid-range products, recording revenues of approximately $347 million in calendar year 1997. Dickens Data Systems will be operated as a business unit of Pioneer-Standard, Inc. with Gordon Dickens serving as president.

"We're very enthusiastic about our combined presence in the marketplace," said Arthur Rhein, Pioneer-Standard president and chief operating officer. "The transition will be virtually seamless to our combined customer base, which will now be served by an even stronger organization with a common commitment to excellence in value-added services, customer support and satisfaction."


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Subject to adjustments, the purchase price was approximately $121 million and was financed under the Company's credit facilities. Pioneer-Standard said that the acquisition enhances the Company's already established strategic position with IBM.

"The combination of Pioneer-Standard and Dickens Data Systems makes Pioneer a leading distributor of IBM's computer systems, peripherals and services in North America, and provides substantial growth opportunities flowing from our combined value-added capabilities and expanded customer base," said Bayman.

As evidence of its commitment to excellence, Dickens Data Systems was named National Managing Remarketer of the Year by IBM for five consecutive years, and was the recipient of IBM's Mark of Quality Award for outstanding customer satisfaction in 1995. At the IBM Business Partner Executive Conference in February 1998, Dickens Data Systems was recognized with top honors, including the prestigious Business Partners Leadership Award, which signifies Dickens as IBM's top distributor. Dickens also received top recognition for its efforts in Storage and Financing.

"The addition of Dickens Data Systems substantially enhances our mid-range computer systems distribution capability," said Rhein. "The combined organization greatly expands our ability to service and support our resellers. Through them, we are able to serve a broader customer base in North America."

Pioneer-Standard is a leading distributor of a broad range of industrial electronic components and computer products supplied by more than 100 manufacturers. Customers include original equipment manufacturers, value-added resellers, research laboratories, government agencies and other organizations, primarily in the United States and Canada. Pioneer-Standard recorded fiscal 1997 revenues of $1.5 billion for the period ending March 31, 1997. Additional information about Pioneer and its business partners can be found on the World Wide Web at http://www.pios.com.




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